Exhibit 10.1

This Market Alliance Agreement ("Agreement") is hereby entered into as of February 27, 2009,
(hereinafter the “Effective Date”) by and between
E. I. du Pont de Nemours and Company,
through its Packaging & Industrial Polymers business,
Barley Mill Plaza Building 26
4417 Lancaster Pike
Wilmington, Delaware 1988)
(hereinafter known as “DuPont” or “Seller”)
and PGT Industries, Inc. (hereinafter known as “PGT” or “Buyer")
of 1070 Technology Drive, Nokomis, FL 34275

DuPont and Buyer are hereinafter collectively referred to as the “Parties” and individually as a “Party.”  Intending to be legally bound, Buyer agrees to purchase from DuPont and DuPont agrees to sell to Buyer pursuant to the following conditions:

1.           DEFINITIONS. The Parties agree that following terms shall have the meanings ascribed below:

“Product” – means SentryGlas® Plus, ionoplast structural interlayer produced by DuPont and sold pursuant to this Agreement.

“Total Interlayer” – means rolls or sheets of polyvinyl butyral produced by any entity (including DuPont) and ionoplast structural interlayer produced by DuPont.

“Material Obligations” mean Buyer’s obligations specifically described on Attachment F.

2.      SCOPE.                           The Parties agree and acknowledge that the sale of Product to Buyer pursuant to this Agreement is strictly for usage and production at its glass laminating facilities within the United States.  The Parties also agree to review the Material Obligations on a quarterly basis.

DuPont CONFIDENTIAL

3. PRODUCTS/QUANTITY.  DuPont shall sell and Buyer shall purchase the following minimum amounts of Product in accordance with the terms and conditions of this Agreement.  Buyer intends to buy its Product from DuPont in accordance with the volumes stated in the tables below:

Quarter	Product Purchases as % of Buyer’s Total Interlayer Purchase (90 mil square foot equivalent)
1Q09	13%
2Q09	13%
3Q09	18%
4Q09	22%
Year 1	17%
Year	Product Purchases as % Buyer’s of Total Interlayer Purchase (90 mil square foot equivalent)
2009	17%
2010	25%
2011	35%

At DuPont’s sole discretion, Buyer’s purchase requirement obligations may be audited by DuPont or a mutually agreeable third party.  If Buyer fails to purchase the minimum annual amounts set forth above for any year during the Term of this Agreement, Buyer shall pay DuPont a shortfall payment calculated as follows (hereinafter, “Shortfall Payment”):

{[(Minimum % of Total Interlayer Purchase for the corresponding year) minus (actual% of Total Interlayer Purchase) divided by 100] multiplied by Total Interlayer in square feet purchased by Buyer for the corresponding year)} = Shortfall

Jan 1-June 30, 2009:
Shortfall multiplied by $0.15 = Shortfall Payment
($3.00/ft2 x 5% discount = $0.15/ft2)

June 30-December 31, 2009, 2010 & 2011 Shortfall multiplied by $.45 = Shortfall Payment
($3.00/ft2 x 15% discount = $0.45/ft2)

[e.g., If Buyer purchased 23% of total interlayer purchases instead of 25% in 2010 and the total interlayer purchase was 1,000,000 square feet, the Shortfall would be 20,000 square feet and the Shortfall Payment to DuPont would be $9000]

The Shortfall Payment shall be due and payable each year for the preceding year no later than January 30.

DuPont CONFIDENTIAL

4.  TERM OF CONTRACT.
(a) This Agreement shall be effective three years from the date first above written (hereinafter “the Term”).  At the end of the Term, this Agreement may continue month to month until either party provides the other thirty (30) days written notice.

(b) In the event either party defaults because of failure to meet a material obligation hereunder, the non-defaulting party will provide the other party thirty (30) days written notice and an opportunity to cure such default; if the default is not cured within sixty (60) days, the Parties shall refer the dispute to an upper management representative from both Parties for good faith resolution.  Should ninety (90) days elapse after the initial default notice date and the default still has not been cured, the non-defaulting party may terminate this Agreement,

5.  PRICE.  Buyer shall pay DuPont the prices listed in Attachment B for the Products it purchases from DuPont.

6.      EXTENDED WARRANTY.  DuPont agrees for the product purchased during the term to provide Buyer the extended warranty package described in Attachment C provided however, Buyer meets the following criteria and requirements: (i) Buyer will fulfill DuPont Warranty Qualification requirements detailed in Attachment E, (ii) Buyer shall provide full pass through warranty benefits to Buyer’s customers and (iii) Buyer shall comply with DuPont Branding and Trademark License detailed in Attachment D.

7.      BRANDING AND TRADEMARK LICENSE.  In further consideration for entering into this Agreement, the Parties agree to enter into a Branding and Trademark License Agreement substantially in the form attached hereto as Attachment D.  Buyer shall permanently mark each glazing unit with SentryGlas® Plus and attach a removable label supplied by DuPont as described in the Trademark License Agreement.

8. TERMS OF PAYMENT.  Buyer shall pay DuPont for Products within thirty (30) days of the date of DuPont’s invoice.

9. DELIVERY TERMS.
(a.)  Delivery will be made within the 48 contiguous United States FOB.  Transportation will be by method, route and carrier selected by DuPont; Buyer to bear the excess cost of any alternate method, route, or carrier selected by Buyer.

10.           MARKETING PROGRAM.  DuPont will provide financial contribution toward product testing up to a maximum of 5% of SentryGlas® Plus net sales to Buyer and Buyer will match or exceed this contribution for year 1 and year 2 of the contract.

11.	SUPPLY CHAIN /OPERATIONAL EXCELLENCE/TECHNOLOGY.
(a) DuPont and Buyer agree to cooperate and work together in order to establish an efficient and cost-effective supply chain.  Each Party agrees to identify resources to optimize supply chain and inventory efficiency and cost effectiveness within one (1) month after the Effective Date of this Agreement.

(b) DuPont agrees to provide training to BUYER for the Warranty Qualification. Such training will include one professional at no charge per plant site within the first ninety days of this Agreement. Both Parties agree to mutually develop a priority list of operational cost reduction and quality improvement projects (e.g. cutting yield improvements, lamination yields, lamination safety).  DuPont and Buyer agree to review progress on a semi-annual basis.  The overall objective of this process will be to reduce overall cost of manufacturing for laminated glass with DuPont SentryGlas® Plus.  Each party agrees to indentify resources and assign personnel to develop guidance for lower manufacturing cost at Buyer’s facility within one (1) month after the Effective Date of this Agreement.

DuPont CONFIDENTIAL

(c) Both parties agree to engage in discussions about new applications and processes needed in support of growth and to facilitate annual business strategy.

12.           USER PROTECTION.  Buyer acknowledges that it has received and is familiar with DuPont’s labeling and literature concerning the Products and will communicate such information to its employees who handle, use, or process such Products.

13.           ENTIRE AGREEMENT.  This Agreement along with DuPont’s terms and conditions for sale of products constitute the entire contract between the Parties regarding the subject matter described herein.  The terms and conditions for sale are attached hereto and marked as Attachment A.  There are no other agreements, warranties, terms or conditions, expressed or implied, between the Parties.

14.           ASSIGNMENT/AMENDMENT/WAIVER/ TRANSFER OF ASSETS.
(a)The rights and obligations covered herein are personal to each Party hereto, and for this reason neither party may assign this Agreement in whole or in part; nor shall either party subcontract any of its obligations hereunder without the prior written consent the other.   This Agreement may not be amended except by in writing signed by both Parties.  No waiver of any provision of this Agreement by either Party shall be enforceable against that Party unless it is in writing and signed by both Parties.

(b) PGT shall notify DuPont in writing, as soon as is legally permissible, if, during the term of this Agreement, either party reasonably expects to consolidate with or merge with another corporation or to sell, assign, or otherwise dispose of substantially all of its assets used to perform under this Agreement;   over twenty percent (20%) of its ownership or controlling interest (whether in the form of stock or otherwise); If such occurrence or proposed occurrence is unacceptable to DuPont because the third party merging or purchasing PGT is an adverse party to DuPont’s Glass Interlayer Business  , DuPont  may terminate this Agreement upon written notice to the other party.]

15.           BANKRUPTCY/ REORGANIZATION. In the event either Party is found to be insolvent, has a petition in bankruptcy filed against it, files a petition in bankruptcy or petitions for reorganization, this Agreement will automatically terminate as to future obligations.  The party who is insolvent or who is under bankruptcy will still be obligated to perform all material obligations under this Agreement.

16.           NOTICES.  All notices required hereunder shall be sent by United States Postal or a recognized carrier to the Party to be notified at the addresses specified above.

17.           HARDSHIP.  The Parties agree that it is not their intention that the effect or consequences of entering into this Agreement should be to cause hardship but, despite the Parties’ best intent and as a result of changes in economic or market conditions, such hardship may be caused to either Party in complying with the terms of this Agreement at the negotiated prices.  Among other items that may qualify, the Parties agree that hardship for DuPont will include Ethylene prices, measured by CMAI Contract Net Prices, increases more than thirty percent (30%)  above January 22, 2009 level for sustained period of greater than  six (6) weeks.  If such hardship arises, either Party may give notice in writing that it wishes to review the provisions of this Agreement in light of such changed economic or market conditions.  The Parties agree that within thirty (30) days of the giving of such notice by either Party, the Parties shall negotiate in good faith modifications to this Agreement to relieve such hardship in a manner equitable to both Parties.  If, within forty-five (45) days after giving of such notice, the Parties are unable to agree upon modification to this Agreement, either Party may refer the dispute to an upper management representative from both Parties.  If thirty (30) days after the referral date, the Parties are still unable to resolve the dispute, the dispute shall be referred to arbitration and settled by binding arbitration in accordance with the rules of the American Arbitration Association.

DuPont CONFIDENTIAL

18. GOVERNING LAW.  This Agreement shall be governed by the laws of the State of Delaware.

19. CONFIDENTIALITY.  Any knowledge or information disclosed between Buyer and DuPont which relates in any way to the Products and services of this Agreement, the prices contained within the Agreement, or the fact of this Agreement, unless otherwise agreed to in writing, shall be deemed proprietary and confidential and shall not be disclosed by either Party to any third party and such shall remain the property of DuPont.  Both Parties shall keep confidential any technical, process, or economic information derived from the other in connection with this Agreement and shall not divulge such information, directly or indirectly, for the benefit of any Party unless previously agreed to in writing by the other Party.

PGT’S ACCEPTANCE:                                                                                     E. I. DU PONT DE NEMOURS AND COMPANY

PGT INDUSTRIES                                                                                     PACKAGING & INDUSTRIAL POLYMERS

By: /s/ Brad Voss                                                                                       By: /s/ William F. Weber

Title:  Director of Strategic Purchasing                                                  Title:  VP/GM – P&IP

Printed Name: Brad Voss                                                                          Printed Name: William F. Weber

Date: February 27, 2009                                                                            Date: February 27, 2009

DuPont CONFIDENTIAL